Exhibit 3.1

DEED OF INCORPORATION

LEIDEMEIS B.V.

On this day, the eighteenth day of December nineteen hundred and ninety-seven appears before me, Cornelis Willem de Monchy, notaris (civil-law notary) practising in Rotterdam:

Hessel Lammert Hilarides, candidate civil law notary, residing in 3011 XZ Rotterdam, Boompjes 313, born in Hardegarijp on the fourteenth day of April nineteen hundred and seventy-two, whose identity has been established by means of Dutch passport number: N05059067, single, not registered as a partner, who is acting for the purpose hereof as attorney authorised in writing of the private company with limited liability: Moeleiden B.V., with corporate seat in Utrecht and address at 3511 EP Utrecht, Moreelsepark 54, and as such representing such company.

The person appearing declares that Moeleiden B.V. incorporates a private company with limited liability, which shall be governed by the following

ARTICLES OF ASSOCIATION:

Name, Corporate seat.

Article 1.

The name of the company is: Leidemeis B.V.

Its corporate seat is in Utrecht.

Objects.

Article 2.

The objects of the company are:

a.                             to manage, develop and carry out building projects, real estate and other registered property, including acquiring and disposing of these goods;

b.                           to participate in, to take an interest in any other way in, to conduct the management of other business enterprises of whatever nature; furthermore to finance third parties, in any way to provide security or undertake the obligations of others and specifically group companies;

c.                            the objects specified in the preceding paragraph shall be construed in the widest sense and in pursuing its objects, the company may enter into transactions which will benefit companies or enterprises with which it is affiliated, as well as all activities which are incidental to or which may be conducive to any of the foregoing.

Share capital and shares.

Article 3.

3.1.                                       The authorised share capital of the company amounts to two hundred thousand Dutch guilders (NLG 200,000). It is divided into two hundred (200) shares of one thousand Dutch guilders (NLG 1,000) each.

3.2.                                       The shares shall be in registered form and shall consecutively be numbered from 1 onwards.

3.3.                                       No share certificates shall be issued.

3.4.                                       The company may make loans in respect of a subscription for or an acquisition of shares in its share capital or depositary receipts for such shares up to an amount not exceeding the amount of its distributable reserves. A resolution by the managing board to make a loan as referred to in the preceding sentence shall be subject to the approval of the general meeting of shareholders, hereinafter to be referred to as: the general meeting. The company shall maintain a non-distributable reserve for an amount equal to the outstanding amount of the loans as referred to in this paragraph.

Issue of shares.

Article 4.

4.1.                                       Shares shall be issued pursuant to a resolution of the general meeting; the general meeting shall determine the price and further terms and conditions of the issue.

4.2.                                       Shares shall never be issued at a price below par.

4.3.                                       Shares shall be issued by notarial deed in accordance with the provisions set out in section 2:196 of the Civil Code.

4.4.                                       The shareholders shall not have a pre-emption right on the issue of shares or on rights to a grant of rights to subscribe for shares.

4.5.                                       The company is not authorised to cooperate in the issue of depositary receipts for shares.

Payment for shares.

Article 5.

5.1.                                       Shares shall only be issued against payment in full.

5.2.                                       Payment must be made in cash, providing no alternative contribution has been agreed.

5.3.                                       Payment in cash may be made in a foreign currency, subject to the company’s consent.

Acquisition and disposal of shares.

Article 6.

6.1.                                       Subject to authorisation by the general meeting, the managing board may cause the company to acquire such number of fully paid up shares in its own share capital for a consideration, that the aggregate par value of the shares in its share capital to be acquired and already held by the company and its subsidiary companies does not exceed half the issued share capital and in accordance with the law.

6.2.                                       Article 4 shall equally apply to the disposal of shares acquired by the company in its own share capita. A resolution to dispose of such shares shall be deemed to include the approval as referred to in section 2:195 subsection 3 of the Civil Code.

Shareholders register.

Article 7.

7.1.                                       The managing board shall maintain a shareholders register in accordance with the relevant statutory requirements.

7.2.                                       The managing board shall make the register available at the office of the company for inspection by the shareholders.

Notices of meetings and notifications.

Article 8.

8.1.                                       Notices of meetings to shareholders shall be sent by regular letter to the addresses stated in the shareholders register.

8.2.                                       Notifications to the managing board shall be sent by regular letter to the office of the company or to the addresses of all managing directors.

Transfer of shares.

Article 9.

Any transfer of shares shall be effected by notarial deed, in accordance with the provisions set out in section 2:196 of the Civil Code.

Restrictions on the transfer of shares.

Article 10.

10.1.                                 Without prejudice to the provisions of article 15, a transfer of shares in the company - with the exception of a transfer by the company of shares which it has acquired in its own share capital - may only take place with due observance of this article 10 and of articles 11 and 12.

10.2.                                 A shareholder who wishes to transfer one or more shares, hereinafter also to be referred to as: the offeror, shall offer such shares to the other shareholders who shall then have a pre-emption right to purchase these shares. If the company holds shares in its own share capital, it shall for the purposes of these provisions only be deemed a shareholder, if the offeror, when making the notification referred to in article 11, paragraph 1, explicitly so requests.

10.3.                                 If shareholders wish to exercise their pre-emption right in respect of more shares than are available to them, the available shares shall be divided amongst them by the managing board in proportion to the number of the shares owed by them, provided that no one shall be allotted more shares than the number of shares he has applied for. Where such a division is not possible, the allotment shall be made by drawing of lots. After having consulted the supervisory board - if and so long as it has been instituted -, the managing board shall determine the system and procedure of allotment by drawing of lots in a manner binding on all parties.

10.4.                                 If a shareholder or a board member of a shareholder-legal entity is the sole managing director of the company and he or the shareholder-legal entity managed by him wishes to transfer one or more shares, all notifications, which are to be given by or to the managing board by virtue of articles 11 and 12 shall be given by or to the supervisory board. In that case the supervisory board shall assume the duties with which the managing board is charged pursuant to articles 10 up to and including 12. If and so long as the supervisory board has not been instituted, this task shall be performed by the person referred to in article 17, paragraph 5.

Article 11.

11.1.                                 The offeror shall offer the shares he wishes to transfer by notification to the managing board.

In that notification he shall state the number of shares he wishes to transfer, the particulars of those shares and the name and address of the person to whom he wishes to transfer.

Until one month has lapsed after the period referred to in article 12, paragraph 2, the offeror shall remain entitled at any time to withdraw his offer in its entirety by notification to the managing board; in that case he shall not be entitled to transfer the offered shares.

11.2.                                 Following the notification referred to in paragraph 1, the managing board and the offeror shall consult with each other about the designation of an independent expert, who shall determine the price which shall equal the value of the shares concerned, by a decision binding on all parties; the shareholders may exercise their pre-emption right at the price so determined.

11.3.                                 If such an expert has not been designated jointly by the managing board and the offeror within ten days after the notification, referred to in paragraph 1, the designation shall be made by the President of the Chamber of Commerce and Industry in the district in which the company has its seat at the request of the party who is first to take action.

11.4.                                 The managing board shall provide the designated independent expert - hereinafter referred to as: the expert - with any information he requests. The cost of determining the price shall be borne by the company; if, however, the offeror withdraws his offer, such costs, insofar as having been incurred prior to the withdrawal, shall be borne for one half by the offeror and for one half by the company.

11.5.                                 The expert shall notify the managing board and the offeror as soon as possible of such price.

11.6.                                 Within ten days after the expert has notified the managing board of the price, the latter shall notify the offeror and all other shareholders.

11.7.                                 The notification required by the preceding paragraph shall mention the offer and in addition:

a.                            the name of the offeror and the name and address of the person to whom he wishes to transfer;

b.                           the number of shares the offeror wishes to transfer and the particulars of those shares;

c.                            the price determined by the expert.

Article 12.

12.1.                                 Within thirty days of the notification, referred to in article 11, paragraph 7, any person who wishes to exercise his pre-emption right, shall inform the managing board how many shares he wishes to purchase, failing which his pre-emption right shall lapse. Shareholders who have declared in due time that they wish to exercise their pre-emption right shall hereinafter be referred to as prospective purchasers.

12.2.                                 Within ten days after expiry of the period mentioned in the preceding paragraph, the managing board shall notify the offeror whether there are prospective purchasers and, if so, how many and which shares have been allotted and to whom.

12.3.                                 If there are no prospective purchasers at all, the offeror may freely transfer the offered shares, but only those shares and only to the person mentioned by him, during three months after the notification referred to in the preceding paragraph.

12.4.                                 If there are prospective purchasers, the offeror may:

A.                        if there are prospective purchasers for all offered shares, withdraw his offer in its entirety within one month after the notification, referred to in the second paragraph of this article, by notification to the managing board; in that case he shall not be entitled to transfer the shares;

B.                          if there are prospective purchasers for part of the offered shares only:

a.                            either request that the sale and transfer to the prospective purchasers be accomplished, provided that such request relates to the sale and transfer to all such prospective purchasers and that the managing board is notified thereof within one month of the notification referred to in paragraph 2; if the provisions of this subparagraph a. are applied, the offeror may freely transfer the shares for which there are no prospective purchasers, but only those shares and only to the person mentioned by him, during three months after the notification referred to in paragraph 2;

b.                           or freely transfer the offered shares, but only those shares and only to the person mentioned by him, during three months after the notification referred to in paragraph 2.

12.5.                                 Within seven days the managing board shall notify the prospective purchasers of a notification, as referred to in paragraph 4.A or in paragraph 4.B.a.

12.6.                                 If there are prospective purchasers for all offered shares and the offeror has not withdrawn his offer, or if the offeror has made use of the alternative afforded to him by the provisions of paragraph 4.B.a., a purchase agreement shall be deemed to have been entered into in respect of all shares concerned and the offeror shall be required to transfer the shares within twenty days after expiry of the period of one month mentioned in paragraph 4.A., or within twenty days after the notification referred to in paragraph 4.B.a., by the offeror to the managing board and the prospective purchasers shall be required to pay simultaneously the price of the shares in cash to the offeror. If a prospective purchaser defaults in this obligation, the relevant purchase agreement shall be deemed to be dissolved, if the offeror informs the managing board of his wish thereto within fifteen days after the default has occurred; the managing board shall forthwith so notify the relevant prospective purchaser.

In that case and if there are no other prospective purchasers who have met their obligation to pay, the offeror may freely transfer the shares, but only those shares and only to the person mentioned by him, within three months after he has made the notification to the managing board referred to in the preceding sentence. Should there be other prospective purchasers who have met their obligation to pay, the unpaid shares shall be deemed offered to those other prospective purchasers; article 10, paragraph 3, shall apply; the managing board shall forthwith notify the relevant prospective purchasers.

If within three weeks of this notification all offered shares have been purchased by those other prospective purchasers, the above provisions of this article shall equally apply, unless the offeror withdraws his offer in its entirety by notification to the managing board, to which withdrawal he shall be entitled during one month after the end of the above-mentioned period of three weeks, in which case all purchase agreements shall be deemed to have been dissolved; in that case the offeror shall not be entitled to transfer the offered shares.

If the other prospective purchasers have not purchased all offered shares within three weeks after the notification referred to in the penultimate sentence, the purchase agreements with those other prospective purchasers shall also be deemed to have been dissolved, unless the offeror notifies the managing board within fifteen days after expiry of the said period of three weeks that he intends to honour all purchase agreements with those other prospective purchasers; the managing board shall forthwith notify the relevant prospective purchasers of such intention. If the offeror does not express such intention, the offeror may freely transfer the shares, but only those shares and only to the person mentioned by him, during three months after the end of the above-mentioned period of three weeks.

If the offeror does express such intention, he may nevertheless freely transfer the unpaid shares, but only those shares and only to the person mentioned by him, during the period of three months referred to in the preceding sentence.

If pursuant to the provisions of this paragraph a purchase agreement shall be deemed to have been dissolved in respect of one or more shares which were already transferred to a prospective purchaser at the time of the dissolution, that prospective purchaser shall transfer those shares back to the offeror within one week after the dissolution.

Article 13.

If the offeror defaults to transfer to a prospective purchaser, the company shall have irrevocable authority to effect the transfer. If shares have been transferred pursuant to a purchase agreement, which has been dissolved after the transfer and the prospective purchaser defaults to transfer the shares back to the offeror, the company shall have irrevocable authority to do so. The company shall effect either of such transfers within ten days after the prospective purchaser or the offeror, as the case may be, has made a request to the company to that effect; the company shall effect the transfer of shares to the offeror pursuant to the second sentence only insofar as the prospective purchaser is then authorised to effect a transfer of such shares.

Article 14.

14.1.                                 In the event of a transmission of shares - not including a merging of estates as a consequence of marriage - whether in whole or for an undivided part, the shares included in the transmission shall be deemed offered within the meaning of article 10, paragraph 2 at the moment of transmission.

In the event that shares are transferred by virtue of a division of a joint shareholding whilst no transmission as meant above has caused such joint shareholding to come into existence and if, in the course of such a division, shares are transferred to a person other than to whom article 15.c., applies, such shares shall also be deemed offered. Within thirty days after shares are deemed offered by virtue of this paragraph, every person acquiring shall so notify the managing board, stating the number and particulars of the shares concerned.

14.2.                                 Within fourteen days after the notification referred to in the preceding paragraph or earlier as the managing board determines, the managing board shall inform each person acquiring that the shares concerned are deemed offered by him within the meaning of article 10, paragraph 2.

Article 10, paragraphs 3 and 4, article 11, paragraphs 2 up to and including 7, article 12 and article 13 shall then equally apply subject, however, to the following modifications:

a.                            a person acquiring may not withdraw his offer;

b.                           the period of ten days referred to in article 11, paragraph 3, commences on the day on which the managing board sends the notification referred to above in this paragraph;

c.                            in those cases in which the offeror, referred to in article 10, may freely transfer the shares offered by him, a person acquiring as referred to above in this paragraph shall retain such shares;

d.                           notifications to successors under universal title to a shareholder and to a person acquiring, as referred to in the first sentence of this paragraph, shall be sent to their addresses or, if they have not given any address, to the address of their predecessor recorded in the shareholders register, unless they have designated one or more persons to represent them vis-à-vis the company in which case notifications shall be sent to the address/addresses of such person/persons.

14.3.                                 If more than one person acquiring is required to offer shares as a result of the same fact, any such person acquiring, whose shares have all been purchased, may nevertheless retain all of his shares, if not all shares offered by all persons acquiring are purchased, in which case article 12, paragraph 4.A shall equally apply.

Article 15.

Articles 10 up to and including 14 shall not apply:

a.                             if a shareholder is required to transfer his shares to a former shareholder by virtue of the law or these articles of association;

b.                            if all shareholders, other than the offeror or the person who is deemed to be offeror, have declared by private instrument or notarial deed that in that particular case such articles need not be applied and in addition - as far as it concerns a transfer - the transfer shall be effected within three months after all those shareholders have so declared;

c.                            in the event of a transfer of shares to the shareholder himself by virtue of a division of a joint shareholding to which he had contributed the shares.

Article 16.

Articles 10 up to and including 15 shall equally apply to a transfer or any other transmission - including transfer by virtue of a division of a joint shareholding - (a) of rights arising from shares, with the exception of distributions payable in cash and (b) of a right to subscribe for shares.

Management, supervision of management.

Article 17.

17.1.                                 The company shall be managed by a managing board, under the supervision of a supervisory board if and so long as it has been instituted.

The general meeting shall determine the number of managing directors and the number of supervisory directors.

A legal entity may be appointed as a managing director but not as a supervisory director.

17.2.                                 Managing directors and supervisory directors shall be appointed by the general meeting. The general meeting may at any time suspend and dismiss managing directors and supervisory directors.

A supervisory director shall resign at the end of the annual general meeting that is held in the financial year in which he has reached the age of seventy-two. A person aged seventy-two or above shall not be appointed as supervisory director

17.3.                                 The nomination for the appointment of a supervisory director shall be in accordance with article 2:252 Dutch Civil Code.

17.4.                                 If the general meeting or the supervisory board has suspended a managing director or a supervisory director, such suspension can be terminated by the general meeting at any time.

17.5.                                 In the event that one or more managing directors is prevented from acting or is failing, the remaining managing directors or the only remaining managing director shall temporarily be in charge of the management.

In the event that all managing directors are or the only managing director is prevented from acting or are / is failing the supervisory board shall temporarily be in charge of the management; in such case the supervisory board shall be authorised to designate one or more temporary members of the managing board.

Failing any managing director the supervisory board shall take the necessary measures as soon as possible in order to have a definitive arrangement made.

Article 18.

The general meeting shall determine the terms and conditions of employment of the managing directors.

Resolutions by the managing board.

Article 19.

19.1.                                 The managing board shall meet whenever a managing director so requires. The managing board shall adopt its resolutions by an absolute majority of votes cast.

In a tie vote, the general meeting shall resolve.

19.2.                                 The managing board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by cable, by telex or by telefax and all managing directors have expressed themselves in favour of the proposal concerned.

19.3.                                 The managing board shall adhere to the instructions of the general meeting in respect of the general financial, social, economic and personnel policies to be pursued by the company.

19.4.                                 The general meeting may adopt resolutions pursuant to which clearly specified resolutions of the managing board require its approval.

When the general meeting resolves to institute a supervisory board in accordance with article 21 paragraph 1, or at a later stage, the general meeting may adopt resolutions pursuant to which clearly specified resolutions of the supervisory board require its approval.

Representation.

Article 20.

20.1.                                 The managing board shall have the power to represent the company. If more than one managing director is in office, each managing director individually shall have the power to represent the company.

20.2.                                 If a managing director, acting in his personal capacity, enters into an agreement with the company, or if he, acting in his personal capacity, conducts any litigation against the company, the company may – with due observance of paragraph 1 – be represented in that matter either by the managing board or by one of the other managing director(s) or by a supervisory director designated by the supervisory board, unless the general meeting designates a person for that purpose or unless the law provides otherwise for such designation. Such person may also be the managing director with whom the conflict of interest exists.

If a managing director has a conflict of interest with the company other than as referred to in the first sentence of this paragraph, he shall as the managing board or each of the other managing directors have the power to represent the company – with due observance of paragraph 1.

20.3                                    The managing board may grant to one or more persons, whether or not employed by the company, the power to represent the company (“procuratie”) or grant in a different manner the power to represent the company on a continuing basis. The managing board may also grant such titles as it may determine to the persons referred to in the preceding sentence as well as to other persons, but only if they are employed by the company.

Supervisory board.

Article 21.

21.1.                                 The general meeting may resolve to institute a supervisory board. The supervisory board shall be installed as from the date of filing of such resolution with the trade register.

If and so long as a supervisory board has not been instituted, the general meeting, with due observance of the law, shall have the powers designated to the supervisory board.

If and so long as a supervisory board has been instituted pursuant to this paragraph, the provisions of this article and of articles 17, 18, 19 and 22 shall apply to the supervisory board and its members; other provisions in these articles of association regarding a supervisory board and/or its members apply only if and so long as a supervisory board is instituted.

21.2.                                 The general meeting may resolve to abolish the supervisory board instituted pursuant to the previous paragraph. The provisions of the second sentence of the previous paragraph shall equally apply.

21.3.                                 Supervision of the policies of the managing board and of the general course of the company’s affairs and its business enterprise shall be exercised by the supervisory board. It shall support the managing board with advice. In fulfilling their duties the supervisory directors shall serve the interests of the company and its business enterprise. The managing board shall in due time provide the supervisory board with the information it needs to carry out its duties.

21.4.                                 If there is more than one supervisory director, the supervisory board shall appoint one of its members as its chairman. The supervisory board shall also appoint a secretary, whether or not from among its members.

Furthermore, the supervisory board may appoint one or more of its members as delegate supervisory director in charge of communicating with the managing board on a regular basis. They shall report their findings to the supervisory board. The offices of chairman of the supervisory board and delegate supervisory director are compatible.

21.5.                                 With due observance of these articles of association, the supervisory board may adopt rules governing the division of its duties among its various members.

Article 22.

22.1.                                 The supervisory board shall meet whenever one of its members so requests. The supervisory board shall adopt its resolutions by an absolute majority of votes cast.

In a tie vote, the proposal shall have been rejected.

22.2.                                 Without prejudice to the provisions of paragraph 3 the supervisory board may not adopt resolutions if the majority of its members is not present.

22.3.                                 The supervisory board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by cable or by telefax and provided that all supervisory directors have expressed themselves in favour of the proposal concerned.

Such resolutions shall be recorded in the minute book of the supervisory board kept by the secretary of the supervisory board; the documents in evidence of the adoption of such resolutions shall be kept with the minute book.

22.4.                                 The managing directors shall attend the meetings of the supervisory board, if invited to do so, and they shall provide in such meetings all information required by the supervisory board.

22.5.                                 At the expense of the company, the supervisory board may obtain such advice from experts as the supervisory board deems desirable for the proper fulfilment of its duties.

22.6.                                 If there is only one supervisory director in office, such supervisory director shall have all rights and obligations granted to and imposed on the supervisory board and the chairman of the supervisory board by law and by these articles of association.

General meetings.

Article 23.

23.1.                                 The annual general meeting shall be held within six months after the end of the financial year.

23.2.                                 The agenda for this meeting shall in any case include the adoption of the annual accounts and the allocation of profits, unless the period for preparing the annual accounts and presenting the annual report has been extended.

At the annual general meeting, the person referred to in article 20, paragraph 2 shall be appointed and any other items that have been put on the agenda in accordance with paragraphs 5 and 6 will be dealt with.

23.3.                                 Extraordinary general meetings shall be convened whenever the managing board, the supervisory board or a shareholder considers this appropriate.

23.4.                                 General meetings shall be held in the municipality where the company has its corporate seat.

Resolutions adopted at a general meeting held elsewhere shall be valid only if the entire issued share capital is represented.

23.5.                                 Shareholders shall be given notice of the general meeting by the managing board, supervisory board, by a managing director or by a supervisory director.

The notice shall specify the items to be discussed.

23.6.                                 Notice shall be given not later than on the fifteenth day prior to the date of the meeting.

If the notice period was shorter or if no notice was sent, no valid resolutions may be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented.

The provision of the preceding sentence shall equally apply to matters which have not been mentioned in the notice of the meeting or in a supplementary notice sent with due observance of the notice period.

23.7.                                 The general meeting shall appoint its chairman. The chairman shall designate the secretary.

23.8.                                 Minutes shall be kept of the business transacted at a meeting.

Voting rights of shareholders.

Article 24.

24.1.                                 Each share confers the right to cast one vote. The voting rights attached to shares may not be conferred on holders of a right of usufruct and holders of a right of pledge on such shares.

24.2.                                 Shareholders may be represented at a meeting by a proxy authorised in writing.

24.3.                                 Resolutions shall be adopted by an absolute majority of the votes cast.

24.4.                                 Shareholders may adopt any resolutions which they could adopt at a meeting, without holding a meeting provided that the managing board has prior knowledge of the resolution to be adopted. Such resolution shall only be valid if all shareholders entitled to vote have cast their votes in writing, by cable, by telex or by telefax in favour of the proposal concerned. Those shareholders shall forthwith notify the managing board of the resolution so adopted.

Financial year, annual accounts.

Article 15.

25.1.                                 The financial year shall coincide with the calendar year.

25.2.                                 Annually, within five months after the end of each financial year – save where this period is extended by a maximum of six months by the general meeting on the basis of special circumstances - the managing board shall prepare annual accounts and shall make these available at the office of the company for inspection by the shareholders. The annual accounts shall be accompanied by the auditor’s certificate, referred to in article 26, if the instructions referred to in that article have been given, by the annual report, unless section 2:403 of the Civil Code does not apply to the company, and by the additional information referred to in section 2:392 subsection 1 of the Civil Code, insofar as the provisions of that subsection apply to the company.

The annual accounts shall be signed by all managing directors and - if and so long as a supervisory board has been instituted - by all supervisory directors; if the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

25.3.                                 Adoption of the annual accounts by the general meeting shall serve as a discharge or release for the managing board and supervisory board if and so long as it has been instituted, unless the general meeting makes a prejudice.

Auditor.

Article 26.

The company may instruct an auditor, as referred to in section 2:393 of the Civil Code, to audit the annual accounts prepared by the managing board in accordance with subsection 3 of section 2:393, provided however that the company must give such instructions if the law so requires. If the law does not require that the instructions mentioned in the preceding sentence be given, the company may also instruct another expert to audit the annual accounts prepared by the managing board; such expert shall hereinafter also be referred to as auditor.

The general meeting shall be authorised to give the instructions referred to above. If the general meeting fails to give the instructions, the managing board shall be authorised to do so. The instructions given to the auditor may be revoked at any time by the general meeting or by the managing board if it has given the instructions. In addition the instructions given by the managing board may be revoked by the supervisory board if and so long as it has been instituted.

The auditor shall report on his audit to the managing board and shall issue a certificate containing the results of the audit.

Profit and loss.

Article 27.

27.1.                                 Distribution of profits pursuant to this article shall take place after the adoption of the annual accounts which show that the distribution is allowed.

27.2.                                 The profits shall be at the free disposal of the general meeting.

27.3.                                 The company may only make distributions to shareholders and other persons entitled to distributable profits only to the extent that its shareholders’ equity exceeds the sum of its issued share capital and the reserves to be maintained by law.

27.4.                                 A loss may be set off against the reserves to be maintained by law only to the extent permitted by law.

27.5.                                 When dividing the amount to be distributed among shareholders, shares held by the company shall not be taken into account.

Distribution of profits.

Article 28.

28.1.                                 Dividends shall be due and payable four weeks after they have been declared, unless the general meeting determines another date on the proposal of the managing board.

28.2.                                 The general meeting may resolve that dividends will be distributed in whole or in part in a form other than cash.

28.3.                                 Without prejudice to article 27 paragraph 3 the general meeting may resolve to distribute all or any part of the reserves.

28.4.                                 Without prejudice to article 27 paragraph 3 interim distributions shall be made if the general meeting so determines on the proposal of the managing board.

Liquidation.

Article 29.

29.1.                                 If the company is dissolved pursuant to a resolution of the general meeting, the managing directors shall become the liquidators of its property, if and to the extent that the general meeting shall not appoint one or more other liquidators.

29.2.                                 After the liquidation, the books, records and other data carriers of the company shall for a period of ten years remain in the custody of the person designated for that purpose by the liquidators.

Transitional provision.

Article 30.

The first financial year ends on the thirty-first day of December nineteen hundred and ninety-eight. This article and its heading shall lapse after expiry of the first financial year.

Finally the person appearing declares that:

a.                             the issued and paid-up share capital of the company amounts to forty thousand Dutch guilders (NLG 40,000);

b.                            the incorporator subscribes for forty (40) shares in the company’s share capital;

c.                             the incorporator has agreed with and on behalf of the company that it shall fully pay up its shares in cash;

the requirements concerning such payment as set out in section 2:203a subsection 1 of the Civil Code have been fulfilled; to the extent that payment in full has been effected in accordance with subsection 1(b) of that section, the company accepts the payment;

d.                            for the time being there shall be one managing director: NS Vastgoed B.V., with corporate seat in Utrecht and address at: 3511 EP Utrecht, Moreelsepark 54, is appointed as the first managing director.

The requisite ministerial declaration of no-objection was granted on the second day of December nineteen hundred and ninety-seven, number B.V. 615.954.

The certificate to be attached to this deed pursuant to section 2:203a of the Civil Code and the ministerial declaration of no-objection are attached to this deed.

Sufficient proof of the existence of the power of attorney has been given to me, notaris.

The written power of attorney to the person appearing is evidenced by a private instrument which is attached to a notarial deed of deposit, which deed was executed before me, notaris, on the eighteenth day of December nineteen hundred and ninety-seven.

In witness whereof the original of this deed which will be retained by me, notaris, is executed in Rotterdam, on the date first mentioned in the head of this deed.

Having conveyed the substance of this deed to the person appearing he has declared that he has taken cognizance of the contents of the deed and does not require it to be read out to him in full. Immediately after the reading of those parts of the deed which the law prescribes to be read out, this deed is signed by the person appearing, who is known to me, notaris, and by myself, notaris.

(signed): H.L. Hilarides, C.W. de Monchy.